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Exhibit 10.15

FOX PAINE & COMPANY, LLC
950 Tower Lane
Suite 1950
Foster City, CA 94404

May 14, 1999

Alaska Communications Systems Holdings, Inc.
510 L. Street
Suite 500
Anchorage, Alaska 99501

Ladies and Gentlemen:

        We refer to (1) the Purchase Agreement (the "Century Agreement"), by and among ALEC Acquisition Sub Corp. ("ALEC Sub"), as assignee of Alaska Communications Systems Holdings, Inc., the parent corporation of ALEC Sub (f/k/a ALEC Acquisition Corporation, the "Company"), CenturyTel of the Northwest, Inc. and CenturyTel Wireless, Inc. ("Century"), dated as of August 14, 1998, as amended, pursuant to which ALEC Sub will acquire the Alaska telecommunications properties of Century Telephone Enterprises, Inc., and (2) the Asset Purchase Agreement (the "ATU Agreement," and together with the Century Agreement, the "Acquisition Agreements"), by and among Alaska Communications Systems, Inc., a wholly owned subsidiary of the Company ("ACS"), and the Municipality of Anchorage, dated as of October 20, 1998, pursuant to which ACS will acquire the Anchorage Telephone Utility. As a result of the transactions contemplated by the Acquisition Agreements and certain related transactions (the "Transactions"), Fox Paine Capital Fund, L.P. and its affiliates (collectively, the "Funds") will indirectly beneficially own 97.5% of the outstanding shares of common stock of the Company immediately following such transactions.

        In connection with the consummation of the Transactions and the ongoing operations of the Company subsequent thereto, the Company agrees to pay Fox Paine & Company, LLC ("Fox Paine") (i) a closing fee of $14,200,000.00 payable at the closing of the Transactions and (ii) as compensation for Fox Paine's ongoing management of the Funds' investments in the Company, an annual management fee (the "Management Fee") equal to the Management Fee Amount (as defined below) payable annually on or before March 31 of each year (or the first business day thereafter, if any such day is not a business day) in respect of the Company's most recent fiscal year ending on December 31, commencing with the Company's fiscal year ending December 31, 1999 and continuing until the earlier of (a) five (5) years from the date hereof and (b) such time as Fox Paine and the Company agree in writing to modify or terminate the arrangements contemplated hereby; provided, that, unless terminated pursuant to clause (b) prior to the end of such period to, this Agreement shall be automatically renewed for additional one (1) year terms; provided, further, that the Management Fee payable in respect of any partial year shall be prorated based on the quotient of the number of days during such year that this agreement is in effect divided by 365. The "Management Fee Amount" shall be equal to 1.0% of the annual consolidated EBITDA for the Company, calculated based on the audited financial statements for the relevant fiscal year. Payments made by the Company pursuant to this agreement shall be made by wire transfer of immediately available funds to such account as Fox Paine shall designate to the Company in writing from time to time.

        This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that state.

        Please confirm that the foregoing is in accordance with your understandings and agreements with Fox Paine by signing a copy of this agreement in the space provided below.

Very truly yours,
FOX PAINE & COMPANY, LLC
By:	/s/ W. DEXTER PAINE Name: W. Dexter Paine, III Title: President

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

ALASKA COMMUNICATIONS SYSTEMS
HOLDINGS, INC.

By:
Name: Title:

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  Exhibit 10.15